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                                                                      EXHIBIT 11

                       TEGAL CORPORATION AND SUBSIDIARIES

                        STATEMENT REGARDING COMPUTATION
                            OF NET INCOME PER SHARE
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        THREE MONTHS ENDED     NINE MONTHS ENDED
                                                           DECEMBER 31,           DECEMBER 31,
                                                        ------------------     ------------------
                                                         1996        1995       1996        1995
                                                        -------     ------     -------     ------
Net Income............................................  $   531     $1,452     $ 2,691     $3,600
                                                        =======     ======     =======     ======
Weighted average shares outstanding during the
  period..............................................   10,113      7,486      10,095      2,938
Preferred stock on an "as if " converted..............       --      1,485          --      4,412
Common shares issued and stock options granted in
  accordance with Staff Accounting Bulletin No. 83....       --         --          --          1
Common stock equivalents..............................      527        834         560        957
                                                        -------     ------     -------     ------
Shares used in per share computation..................   10,640      9,805      10,655      8,308
                                                        =======     ======     =======     ======
Net income per share..................................  $  0.05     $ 0.15     $  0.25     $ 0.43
                                                        =======     ======     =======     ======
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